UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

               For Period Ended:  September 30, 2003

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:_____________________________
          __________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 - REGISTRANT INFORMATION
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Full Name of Registrant:   Paramco Financial Group, Inc.
                          -----------------------------
Former Name if Applicable:
                          -----------------------------
Address of Principal Executive Office

                    4610 So. Ulster Street, Suite 150
                    ---------------------------------
                           Street and Number

                        Denver, Colorado 80237
                        ----------------------
                       City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


[ ]        (a)     The reasons described in reasonable detail in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

[X]        (b)     The subject annual report, semi-annual report,
                   transition report on Form 10-K, Form 20-F, 11-K,
                   Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]        (c)     The accountant's statement or other exhibit required
                   by RULE 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

	Management's Discussion and Analysis of Financial Condition and
Results of Operation, as related to the registrant's financial information, certain of the financial information itself, and certain aspects of the description of its current operations will not be completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended September 30, 2003 by November 14, 2003.


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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification


   Douglas G. Gregg               (720)           528-7303
--------------------------      -----------   -------------------
      (Name)                    (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12
         12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

         [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







                 PARAMCO FINANCIAL GROUP, INC.
            --------------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PARAMCO FINANCIAL GROUP, INC.

      Date: November 14, 2003
                                   By: /s/ Douglas G. Gregg
                                   -----------------------------
                                   Douglas G. Gregg
                                   Chief Executive Officer




INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.